EXHIBIT 11.1


           GULFSTREAM AEROSPACE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON SHARE

                 (In thousands, except per share data)
                              (Unaudited)




                                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                                     SEPTEMBER 30,          SEPTEMBER 30,
                                                 ----------------------  ---------------------
                                                   1997        1996        1997       1996
                                                 ---------  ----------   ---------  ----------

Net income applicable to common shares           $119,088     $17,247    $198,622    $32,606
                                                =========   ==========   =========  ==========

Shares:
   Average shares issued and outstanding  (after
   giving effect to the Recapitalization)          74,119      65,403      74,036     65,403

   Exercise of certain  stock  options  with the       -        3,949           -      3,949
Offering

   Incremental   shares   applicable   to  stock
   options,    excluding    the   tax   benefit,
   outstanding  after the  exercise  of  certain    4,637       4,624       4,641      4,624
   stock options with the Offering

   Incremental  shares  applicable  to  the  tax  (1,651)           -        (550)         -
   benefit of stock options

   Shares issued pursuant to the Offering              -        4,559           -      4,559
                                                 ---------   ----------  ---------  ----------


Weighted average common and common
equivalent shares outstanding                      77,105      78,535      78,127     78,535
                                                 =========   ==========  =========  ==========

Net income per common and common
equivalent share                                 $  1.54      $   .22    $   2.54    $   .42
                                                 =========   ==========  =========  ==========


Note:       Shares and stock  options  issued  prior to  October  16,  1996,  the date of the
     Offering  (see Note 10 to the  consolidated  financial  statements  included in the 1996
     Annual Report to Stockholders), are treated as outstanding for all reported periods.

